Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Harbin Electric, Inc.

We consent to the use of our report dated March 13, 2009 on the consolidated balance sheets of Harbin Electric, Inc. and subsidiaries (“the Company”) as of December 31, 2008 and 2007 and the related consolidated statements of income and other comprehensive income, shareholders’ equity and cash flows for each of the three years ended December 31, 2008, included herein on the registration statement of the Company on Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus.

Moore Stephens Wurth Frazer and Torbet, LLP

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
May 27, 2009